Exhibit 99.1

Deluxe Corporation P.O. Box 64235 St. Paul, MN 55164-0235 (651) 483-7111
NEWS RELEASE	For additional information: Edward A. Merritt Treasurer and Vice President of Investor Relations (651) 787-1068
July 8, 2016

John L. Stauch Elected to Deluxe Corporation Board of Directors Mary Ann O'Dwyer Resigns from Board

ST. PAUL, MN – July 8, 2016 – Deluxe Corporation (NYSE: DLX) announced the election of John L. Stauch to its Board of Directors effective July 7, 2016.

Mr. Stauch, (51), is currently the Executive Vice President and Chief Financial Officer of Pentair plc and has served in that position since 2007. Previously, Mr. Stauch held the title of Chief Financial Officer of the Automation and Control Systems unit of Honeywell International Inc., Chief Financial Officer and Information Technology Director of PerkinElmer Optoelectronics and various positions within Honeywell International Inc. and its predecessor AlliedSignal Inc.
“We are pleased to have an individual with John’s experience and proven track record of financial leadership join our Board,” said Martyn Redgrave, Chairman of the Board for Deluxe Corporation. “John will be a tremendous resource to Deluxe as we continue to execute our transformational strategy, expanding our marketing solutions & other services offerings in the small business and financial services markets.”
The Company also announced that Mary Ann O’Dwyer has resigned from the Board of Directors, due to health reasons, effective July 5, 2016. On July 7, 2016, the Board appointed Charles Haggerty, currently a member of the Board and the Audit Committee, to the additional role of chair of the Audit Committee.

Mr. Redgrave added, “Mary Ann has been a valued member of the Deluxe board since 2003. She most recently served as the chair of the Audit Committee and as a member of the Corporate Governance Committee. On behalf of our entire Board, I want to thank Mary Ann for her significant contributions during her 13 years of service to Deluxe. We all wish her well in working through her health issues.”

After all of these changes, the total number of directors on the Board remains at ten, nine of whom are independent of management.

About Deluxe Corporation
Deluxe is a growth engine for small businesses and financial institutions. 4.5 million small business customers utilize Deluxe's service and product solutions, including website development and hosting, email marketing, social media, search engine optimization and logo design, in addition to our industry-leading checks and forms offerings. Deluxe serves approximately 5,100 financial institutions with a diverse portfolio of financial technology solutions that enable them to grow revenue and manage their customers’ throughout their lifecycle, including our best-in-class check program solutions. Deluxe is also a leading provider of checks and accessories sold directly to consumers. For more information, visit us at www.deluxe.com, www.facebook.com/deluxecorp or www.twitter.com/deluxecorp.

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